Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY  10017 (212) 588-4000

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP NAMES RAYMOND KILLIAN

CHIEF EXECUTIVE OFFICER

                NEW YORK, September 9, 2004 — Investment Technology Group, Inc. (NYSE:ITG) today announced that Raymond L. Killian, Jr. has been named president and chief executive officer, effective immediately.  Mr. Killian, who is chairman of the board of ITG, was one of the company’s founders and previously served as chief executive officer from March 1994 through January 1997 and from September 1998 through June 2002.

Mr. Killian succeeds Robert J. Russel as president and chief executive officer.  Mr. Russel has left the company by mutual agreement to pursue other interests.  Mr. Russel will remain available to ITG as a consultant through the end of 2004.

“Bob Russel has made valuable contributions to the growth and development of ITG as a global provider of advanced trade execution services and sophisticated quantitative research to the institutional equity marketplace.  We wish him all the best,” said William I. Jacobs, an independent director of ITG, speaking on behalf of the ITG board.  “To retain our leading position in the marketplace of today and tomorrow, we must implement an aggressive competitive strategy.  This is Ray Killian’s strength, and the board has asked him to return to active management in order to pull that approach together quickly.”

Mr. Killian has been the Chairman of our board of directors since January 1997 and a director since March 1994.  Mr. Killian served as the President and Chief Executive Officer from March 1994 through January 1997 and again from September 1998 through June 2002.  He directed the activities of ITG beginning in 1987.  Mr. Killian was a director of Jefferies Group, Inc. (“Jefferies”) from January 1997 to January 1999, an Executive Vice President of Jefferies from 1985 to 1995, a director and an Executive Vice President of Jefferies & Company, Inc. from 1985 to 1991 and served as National Sales Manager of Jefferies & Company, Inc. from 1985 to 1990.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT(R), the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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Contacts:

Abernathy MacGregor Group

Rhonda Barnat

Office: 212-371-5999  Mobile: 917-912-6378

Mike Pascale

Office: 212-371-5999

rb@abmac.com or mmp@abmac.com